Exhibit 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Nos. 333-179184 and 333-232604) of Carbon Energy Corporation of our report dated March 30, 2020 relating to the consolidated financial statements for the fiscal years ended December 31, 2019 and 2018, which appears in this Annual Report on Form 10-K.

/s/ Plante & Moran, PLLC

Denver, Colorado

March 30, 2020